Exhibit 10.2(a)

Partial Waiver of Compensation Upon Termination

I, John Grdina, (“Employee”), as of November 02, 2022, hereby agree to waive and terminate 416,667 common shares of Adamas One Corp. stock out of the 1,000,000 common shares of Adamas One stock due under Section 9(d) of my Executive Employment Agreement with Adamas One Corp. (“Employer”), if and when I am terminated by the Employer. Employee hereby irrevocably waives any and all claims, demands, suits, actions, causes of action and rights whatsoever at law or in equity, now existing or arising relating to this Partial Waiver of Compensation Upon Termination.

AGREED AND ACCEPTED TO:

/s/ John Grdina
John Grdina